Exhibit 99.1

USI, Inc., and Subsidiaries

2025 Consolidated Financial Statements

With Report of Independent Auditors

Ernst & Young LLP 1 Manhattan West New York, NY, 10001	Tel: +1 212 773 3000 ey.com

Report of Independent Auditors

Board of Directors and Stockholders of

USI, Inc., and Subsidiaries

Opinion

We have audited the consolidated financial statements of USI, Inc., and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2025, and the related consolidated statements of operations, comprehensive loss, stockholder’s equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate to those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

February 27, 2026

except for Note 2 for which the date is

August 21, 2026

A member firm of Ernst & Young Global Limited

USI, INC., AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Amounts in thousands, except share and per share data)

December 31, 2025
Current assets:
Cash and cash equivalents	$309,095
Fiduciary assets	324,403
Accounts receivable, net of allowance for bad debt of $3,647	1,125,929
Other current assets	280,315

Total current assets	2,039,742
Goodwill	3,755,246
Identifiable intangible assets:
Expiration rights	3,880,337
Other intangible assets	141,559
Accumulated amortization	(2,875,425)

Total identifiable intangible assets, net	1,146,471
Property and equipment, net	64,434
Operating lease right-of-use assets	125,814
Other assets	398,082

Total assets	$7,529,789

Liabilities and stockholder’s equity
Current liabilities:
Premiums payable	$1,062,495
Accrued expenses	403,432
Current portion of long-term debt, net of discounts of $7,577	30,984
Current acquisition earnout obligations	9,682
Current acquisition-related retention obligations	10,167
Other current liabilities	128,252

Total current liabilities	1,645,012
Long-term debt, net of deferred financing costs and discounts of $67,697	4,321,688
Long-term acquisition earnout obligations	5,382
Long-term acquisition-related retention obligations	8,644
Deferred tax liabilities, net	1,164
Long-term operating lease liabilities	107,705
Other liabilities	317,448

Total liabilities	6,407,043
Commitments and contingencies (see Note 17)
Stockholder’s equity
Common stock, par $0.01, 1,000 shares authorized, 100 shares issued and	—
Additional paid-in capital	1,626,049
Accumulated deficit	(503,303)

Total stockholder’s equity	1,122,746

Total liabilities and stockholder’s equity	$7,529,789

See accompanying Notes to Audited Consolidated Financial Statements

USI, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands)

Year Ended December 31, 2025
Revenues:
Net commissions and fees	$2,627,703
Contingents and supplementals	262,238
Other income	82,056

Total revenues	2,971,997
Operating expenses:
Compensation and employee benefits	1,896,547
Acquisition-related retention and buydown bonuses	10,147
Stock-based compensation	25,071
Other operating expenses	288,666
Amortization of intangible assets	374,633
Depreciation	33,768
Earnout adjustments and accretion of discount	3,863

Total operating expenses	2,632,695

Operating income	339,302
Interest expense	(319,225)
Other non-operating income	47,969

Income before income taxes	68,046
Income tax expense	7,226

Net income	$60,820

See accompanying Notes to Audited Consolidated Financial Statements

USI, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY

(Amounts in thousands)

	Shares	Dollars	Additional Paid-in Capital	Accumulated (Deficit) Earnings	Total Stockholder’s Equity
Balance, December 31, 2024	—	$—	$1,647,001	$(564,123)	$1,082,878
Issuance of Parent equity	—	—	52,987	—	52,987
Repurchase/cancellation of Parent equity	—	—	(99,010)	—	(99,010)
Stock-based compensation	—	—	25,071	—	25,071
Net income	—	—	—	60,820	60,820

Balance, December 31, 2025	—	$—	$1,626,049	$(503,303)	$1,122,746

See accompanying Notes to Audited Consolidated Financial Statements

USI, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Amounts in thousands)

Year Ended December 31, 2025
Operating Activities
Net income	$60,820
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	374,633
Depreciation	33,768
Stock-based compensation	25,071
Amortization of debt issuance costs and accretion of discount	16,284
Amortization of cost to obtain	31,843
Earnout adjustments and accretion of discount	3,863
Payments on acquisition earnout obligations in excess of original estimates	(6,657)
Unrealized loss on derivatives	6,121
Impairment of operating lease right-of-use assets	(247)
Deferred income tax benefit	(58,100)
Gain on business divestiture	(4,748)
Changes in operating assets and liabilities (net of acquisitions):
Short-term investments in fiduciary assets	(785)
Accounts receivable, net	(25,473)
Other assets	(97,442)
Premiums payable	(42,732)
Accrued expenses and other liabilities	45,314
Acquisition-related retention obligations	(29,462)
Tax benefit from Parent equity	(10,939)

Net cash provided by operating activities	321,132
Investing Activities
Cash paid for businesses acquired and related costs	(4,874)
Purchase of property and equipment, net	(26,604)
Employee loans, net of repayments	(18,004)

Net cash used in investing activities	(49,482)
Financing Activities
Payments on long-term debt	(38,561)
Payments on revolver	(70,000)
Debt issuance costs	(321)
Proceeds from issuance of Parent equity	52,987
Repurchase/cancellation of Parent equity	(99,010)
Payments of acquisition earnout obligations	(14,923)
Receipt of contingent consideration on business divestiture	4,748

Net cash used in financing activities	(165,080)
Decrease in restricted cash	(39,263)
Increase in cash and cash equivalents	145,833

Cash, cash equivalents, and restricted cash at beginning of period	408,501

Cash, cash equivalents, and restricted cash at end of period	$515,071

See accompanying Notes to Audited Consolidated Financial Statements

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

1.	The Company and Nature of Operations

USI, Inc., a Delaware corporation, and its wholly-owned subsidiaries (collectively, “USI” or the “Company”) are owned by USI Advantage Corp. (the “Parent”). The Parent is a Delaware corporation, controlled by entities affiliated with Kohlberg Kravis Roberts & Co. L.P. (“KKR”), Integrum Holdings L.P. and Caisse de dépôt et placement du Québec (“La Caisse”), (collectively the “Sponsors”). The Parent does not have material assets, other than the stock of its subsidiaries, and it conducts all its operations directly or indirectly through the Company and its subsidiaries.

As of December 31, 2025, 80.9% of the issued shares of common stock of the Parent, with a par value of $0.01 per share, were held by the Sponsors and certain co-investors.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reissuance of Financial Statements

The accompanying Consolidated Financial Statements have been reissued for inclusion in a filing with the Securities and Exchange Commission (“SEC”). In connection with this reissuance, the Company updated its financial statement presentation and footnote disclosures to comply with Regulation S-X and certain other disclosure requirements related to public business entities. These changes include identifying the Chief Operating Decision Maker, reclassifying certain Other non-operating income captions on the Statement of Operations, expanding the income tax disclosures and updating the evaluation of subsequent events through the date of reissuance. These reclassifications and revised disclosures had no effect on previously reported total assets, liabilities, stockholder’s equity, net income, or cash flows.

Comprehensive Income

The Company had no components of other comprehensive income during the period presented. Therefore, comprehensive income was equal to net income.

Use of Estimates

The preparation of the Consolidated Financial Statements is in conformity with GAAP which requires management to make estimates and assumptions that affect the reported amounts and disclosure of assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period, as well as disclosure of contingent assets and liabilities. Estimates are used in determining such amounts as allowances for bad debts and other reserves, earnouts, direct bill lag accruals, revenue recognition, right-of-use assets, stock compensation, goodwill, intangible assets and impairments, income taxes, legal, other loss contingencies, and accruals of certain liabilities. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments, such as money market accounts and certificates of deposit, with original maturities of three months or less.

Fiduciary Assets and Investments

In its capacity as an insurance broker, the Company collects premiums from its clients and, after deducting its commission and/or fees, remits these premiums to the respective insurance companies. Unremitted insurance premiums are held in a fiduciary capacity until disbursed by the Company. At December 31, 2025, Fiduciary assets include cash and investments of $324,403, which are included in Fiduciary assets on the Consolidated Balance Sheet. At December 31, 2025, the Company had net agency bill receivables of $841,869 included in Accounts receivable on the Consolidated Balance Sheet. These amounts are offset by Premiums payable of $1,062,495 at December 31, 2025 on the Consolidated Balance Sheet.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Fiduciary assets and investments, because of their nature, are required to be invested in very liquid securities with highly rated, credit-worthy financial institutions and are mostly used for the payment of premiums due to carriers. The Company earns investment income on the fiduciary assets held in cash and short-term investments, which is reported in the Consolidated Statement of Operations as part of Other income.

Fiduciary assets include $118,427 of short-term investments with maturities greater than three months and less than a year, at December 31, 2025.

Allowance for Bad Debts

The Company maintains an allowance for bad debts based on its premiums, commissions and fees receivable. The allowance is estimated based on an aging analysis, historical trends and specific identification of known questionable accounts. The Company periodically reviews the adequacy of the allowance and makes adjustments as necessary through bad debt expense, which is included in Other operating expenses in the Consolidated Statement of Operations. The allowance for bad debts was $3,647 at December 31, 2025, and is recorded net against Accounts receivable on the Consolidated Balance Sheet.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in earnings. Expenditures for maintenance and repairs are expensed as incurred. The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be recoverable.

Depreciation of fixed assets is recorded using the straight-line method over the estimated useful lives of the related assets, which generally range from three to seven years. Leasehold improvements are amortized over the lesser of the life of the asset or the remaining lease term.

Goodwill

Goodwill is the excess of the cost of an acquired entity over the fair value of identifiable intangible and tangible assets and liabilities assumed. Goodwill is not subject to amortization under GAAP.

Goodwill is tested during the fourth quarter of each year for impairment or more frequently if there are any events that indicate that goodwill may be impaired. Reviews for goodwill triggering events require the use of management’s judgment. The fair value of goodwill requires estimates based on market valuation data and discounted cash flow techniques. Reviews for impairment are performed at the operating company (reporting unit) level, one level below the Company’s operating segments, which is its determination of the lowest level of meaningful cash flows. If, as a result of an impairment review, the Company concludes that the carrying value of an asset is in excess of the fair value, it would be required to take a charge against current earnings. See Note 6 for discussion of the annual assessment of goodwill and other intangible asset impairments performed during the fourth quarter.

Identifiable Intangible Assets

Intangible assets include expiration rights, covenants not-to-compete, trade names and other intangibles. Expiration rights are records and files obtained from acquired businesses that contain information on insurance policies, clients and other information that is essential to policy renewals. Covenants not-to-compete are contractual commitments by key personnel or companies not to compete with the Company for clients for a specific period. Covenants can extend for a period following termination of employment. Covenants not-to-compete and restrictive covenants are typically valued at an estimate of fair value using assumptions and projections assuming that no non-compete agreement exists and that the covenanters actively pursue the Company’s clients or employees. Other intangible assets include trade names which the Company has determined to have an indefinite useful life and other finite life intangibles.

Expiration rights are amortized on a straight-line basis over their estimated lives based on historical attrition, which averages approximately ten years. Covenants not-to-compete are amortized on a straight-line basis over the terms of the agreements, which averages approximately five years. Other intangible assets with finite life are amortized on a straight-line basis over their estimated lives determined individually.

Intangible assets with finite lives are reviewed for impairment each reporting period or more frequently whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on assumptions using historical and pro-forma data and recognized valuation methods. Measurement of an impairment loss for long-lived assets that management expects to hold, and use is based on the estimated fair value of the asset and requires management’s judgement. Trade names that are determined to have indefinite useful lives are not amortized but are tested for impairment annually or more frequently if events occur or circumstances change that indicate an asset may be impaired.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Revenue Recognition

Commissions and Fees

The primary source of revenues for brokerage services are commissions from insurance carriers or fees paid by clients. Commissions are fixed at the contract effective date and generally are based on a percentage of premiums for insurance coverage or headcount for employer sponsored benefit plans. Commissions can be earned at a point in time upon the effective date of bound insurance coverage, as long as no substantial performance obligation exists after coverage is bound or point in time commensurate with services delivered.

The Company earns fee revenue by receiving negotiated fees in lieu of a commission or from other services. Fee revenues from certain agreements are recognized as the service is performed. For employee benefits, consulting and advisory services, the Company recognizes its revenue in the period in which service is provided. For management and administrative services, revenue is recognized ratably over the contract period consistent with the performance of obligations.

Supplemental Revenues

The Company also earns additional revenues based on the volume of premium placed. These amounts are in excess of the commission and fee revenues discussed above, and not all business the Company places with insurance carriers is eligible for supplemental revenues. Unlike contingent revenues discussed below, supplemental revenues are generally computed based on a fixed amount or percentage of premium and are recognized consistent with the underlying policies. For supplemental contracts based on a fixed amount, revenue is recognized ratably over the contract period consistent with the performance of obligations.

Contingent Revenues

The Company also receives additional revenues for its sales capabilities and risk selection knowledge in the form of contingent revenue. These amounts are in excess of the commission or fee revenues discussed above, and not all business placed with participating insurance carriers is eligible for contingent revenues. These revenues are variable, generally based on growth, the loss experience of the underlying insurance contracts, and/or the Company’s efficiency in processing the business. The Company generally operates under calendar year contracts, but most of these revenues are not received from the insurance carriers until the following calendar year, generally in the first and second quarters, after verification of the performance indicators outlined in the contracts. Accordingly, during each reporting period, the Company makes a best estimate of amounts earned using historical averages and other factors to project such revenues. Estimates are based on a historical view of the portfolio in aggregate. Because expectations of the ultimate contingent revenue amounts to be earned can vary from period to period, especially in contracts sensitive to loss ratios, estimates might change significantly from quarter to quarter. Variable consideration is recognized when the Company concludes, based on all the facts and information available at the reporting date, that it is probable that a significant revenue reversal will not occur in future periods.

Sub-broker Costs

Sub-broker costs represent commissions paid to external brokers related to the placement of certain business. The Company recognizes these costs as contra revenues in the same manner as the commission revenue to which it relates.

Business Combinations

The identifiable assets acquired, and liabilities assumed in a business combination are recorded at fair value at the date of acquisition. Results of operations of the acquired companies are included in the financial statements from their respective acquisition dates. Acquisitions may have provisions for contingent consideration (“earnouts”) based on financial targets developed by management for the acquired entity.

The amounts recorded as earnout obligations (which are primarily based upon the estimated future operating results of the acquired entities) are measured at fair value at the acquisition date based on discounted future payments using a risk-adjusted rate based on market rates of return. Subsequent changes in the estimated earnout obligations, including the accretion of discount, will be recorded in the Consolidated Statement of Operations when incurred.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Acquisition-Related Retention Obligations

As part of acquisitions, the Company may issue employment agreements that include retention bonuses and restructuring of compensation plans (“buydowns”) which are earned and expensed over an agreed upon service period. These bonuses are an incentive for these employees to remain with the Company for a fixed period, to allow the Company to capitalize on their knowledge and experience, and to retain the revenues acquired. If an employee leaves prior to the required time frame to earn the retention bonus outright, then all or any portion that is unearned, is forfeited and reversed through compensation expense.

Stock-Based Compensation

The Company recognizes stock-based compensation costs based on the fair value of the equity awards on the date of grant and records the expense over the period the employee is expected to provide service. Forfeitures are recognized in compensation cost when they occur. Shares withheld to cover applicable statutory income taxes relating to the vesting of previously granted equity awards to employees are recorded as repurchase/cancellation of Parent equity.

For restricted stocks, the fair value is based on an analysis prepared by management. The assumptions used in calculating the fair value include (a) the Company’s financial condition, and results of operations; (b) the forecasted operating performance and projected future cash flows; (c) the illiquid nature of the Company’s common stock; and (d) market conditions affecting the insurance brokerage industry.

For stock options, the Company uses the Black-Scholes option pricing model which considers the fair value of the stock, option strike price, expected option life, estimated volatility, and the risk-free interest rate.

Derivative Instruments

The Company uses an interest rate swap for the management of interest risk exposure associated with changes in the variable interest rate payments due on its credit facilities. Derivatives are carried at fair value on a gross basis on the Consolidated Balance Sheet. As the Company did not elect hedge accounting, gains and losses resulting from changes in the fair value of the derivative contract designated as a cash flow hedge are included within Interest expense in the Consolidated Statement of Operations. The cash flows associated with interest rate swaps are classified as Operating activities in the Consolidated Statement of Cash Flows.

Income Taxes

The Company’s income tax provision takes into consideration pre-tax income, statutory tax rates, and the Company’s profile in the various jurisdictions in which it operates. The tax basis of the Company’s assets and liabilities reflects its best estimate of future tax benefits and costs it expects to realize when such amounts are included in its tax returns. The Company recognizes tax benefits in accordance with the provisions of the standard for accounting for uncertainty in income taxes. Deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) are recognized for the estimated future tax effects attributed to temporary differences and carry-forwards based on provisions of the enacted tax laws. The effects of future changes in tax laws or rates are not anticipated. Temporary differences are differences between the tax basis of an asset or liability and its reported amount in the Consolidated Financial Statements. Carry-forwards primarily include items such as net operating losses (“NOL”), which can be carried forward subject to certain limitations.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted in the United States. The OBBBA includes several provisions that impact the timing and magnitude of certain tax deductions, including restoring 100% bonus depreciation for qualifying property, increasing the business interest limitation and the immediate expensing of domestic research and development costs. The Company has applied the provisions of OBBBA to its financial results and position for the year ended December 31, 2025, and will continue to assess the potential impacts on the Company’s Consolidated Financial Statements as additional guidance from the OBBBA is issued.

Fair Value Measurement

Fair value accounting establishes a framework for measuring fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The carrying amounts of some of the Company’s financial assets and liabilities, including cash and cash equivalents, fiduciary assets, accounts receivables, premiums payable, accrued expenses, and other liabilities approximate fair value because of the short-term nature of these instruments.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

GAAP requires the categorization of financial assets and liabilities based upon the level of judgments associated with the inputs used to measure their fair value. Hierarchical levels defined by the accounting guidance and directly related to the amounts of subjectivity associated with the inputs used to determine the fair value of financial assets and liabilities are as follows:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model due to unobservable market data.

Observable and market-based inputs include interest rate yields, credit spreads and volatilities. The earnout obligations are categorized as Level 3 within the fair value hierarchy, see Note 4 and Note 7. The fair value of the Company’s debt instruments approximate its carrying value, see Note 9.

The Company’s assets and liabilities that are measured at fair value on a nonrecurring basis include goodwill and intangibles, which are recognized at fair value when a business combination transaction occurs. The fair value of goodwill and intangible assets are evaluated at the reporting unit level using both market valuation data, such as recent transaction multiples of revenue or profit, and the income approach using discounted cash flow techniques. The income approach focuses on the income producing capability of the subject assets. Reviews for triggering events require the use of management’s judgment. If, as a result of an impairment review, the Company determines that the carrying value of an asset is in excess of the fair value, it would take an impairment charge against earnings.

Employee Retention Credit

The Company applied for and received benefits under the Employee Retention Credit, a refundable payroll tax credit enacted under the Coronavirus Aid, Relief, and Economic Security (“CARES Act”) and subsequent legislation. The Employee Retention Credit provides financial relief to eligible employers that retained employees during periods of economic hardship related to the COVID-19 pandemic. The Company accounted for the Employee Retention Credit in accordance with ASC 450 Gain Contingencies, recognizing income only when the realization of the credit was deemed probable and reasonably estimable.

The Company received $42,857 in 2025 related to the Employee Retention Credit. $37,419 was recorded in Other non-operating income and $5,438 was recorded as interest income and is included in Other income on the Consolidated Statement of Operations.

Recently Adopted Accounting Standards

In July 2025, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2025-05, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduces a practical expedient and an optional accounting policy election intended to simplify the estimation of expected credit losses for accounts receivable and contract assets arising from transactions accounted for under ASC 606. Under the new guidance, all entities may elect a practical expedient that assumes the economic conditions existing as of the balance sheet date remain unchanged over the remaining life of the asset. The standard is effective for reporting periods beginning after December 15, 2025, with early adoption permitted. The Company early adopted this ASU on January 1, 2025. Adoption of this guidance did not have a material impact on the Company’s Consolidated Financial Statements, as expected credit losses are minimal.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topics 740): Improvements to Income Tax Disclosures, to expand the disclosure requirements for income taxes. The new guidance requires business entities, on an annual basis, to disclose specific categories in the rate reconciliation and the amount of income taxes paid disaggregated by jurisdiction, among other disclosure requirements. The standard is effective for reporting periods beginning after December 15, 2025. The Company early adopted this ASU for our 2025 annual period with the comparative periods updated to reflect additional disclosures. See Note 5 and Note 13 for the updated disclosures consistent with the new standard.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued certain accounting updates, which we have either determined to be not applicable or not expected to have a material impact on the Company’s Consolidated Financial Statements.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

3.	Revenues

The following table presents the revenues disaggregated by revenue source:

	Year Ended December 31, 2025
Revenues:	Retail	Specialty	Other	Total
Net commissions and fees — Property & Casualty (1)	$1,313,625	$138,149	$—	$1,451,774
Net commissions and fees — Employee Benefits (1)	795,829	380,100	—	1,175,929
Contingents and supplementals (2)	242,860	19,378	—	262,238
Other income (3)	53,017	5,718	23,321	82,056

Total revenues	$2,405,331	$543,345	$23,321	$2,971,997

(1)	Net commissions and fees are revenues received by the Company that represent a percentage of the premium paid by the insured, fees for services and fees negotiated in lieu of commissions.
(2)

Contingents are based primarily on underwriting results, but may also reflect consideration for volume, growth and/or retention. Supplementals include additional commissions over base commissions received from insurance carriers when certain predetermined production levels are exceeded.

(3)	Other income consists primarily of interest on cash and investments, gains from the Company’s deferred compensation plan and premium financing income, among other items.

Contract Assets and Deferred Costs

The estimated receivables for contingents are recorded as contract assets which are included in Other current assets on the Company’s Consolidated Balance Sheet. During each reporting period, the Company estimates the amounts earned using historical averages and other factors to project such revenues. Due to the variability of the revenues earned period to period, especially in contracts sensitive to loss ratios, the estimates might change significantly from quarter to quarter. The change in contract assets is due primarily to cash receipts for settlement of prior period profit-sharing agreements and accruals for estimated contingent revenue related to current year policy placements.

Costs to obtain – The Company defers certain costs to obtain customer contracts, which represent incremental compensation that is discreetly identified as related to the acquisition of new business. These deferred costs are included in Other assets on the Company’s Consolidated Balance Sheet. Costs to obtain are largely compensation-related and are deferred and amortized over the estimated life of the customer contracts to which the costs relate and are included in Compensation and employee benefits in the Consolidated Statement of Operations.

Costs to fulfill - The Company defers certain costs to fulfill contracts as an asset and expenses these costs as the associated revenue is recorded. These deferred costs are included in Other current assets on the Company’s Consolidated Balance Sheet. The Company recognizes an asset for costs incurred to fulfill a contract if the following criteria are met: (1) costs are specifically identified and relate to a contract or anticipated contract, (2) costs generate or enhance resources used in satisfying the Company’s performance obligations, and (3) costs are expected to be recovered.

Assets recognized as costs to fulfill include internal costs related to pre-placement brokerage activities and are comprised of compensation expense. These costs are amortized as the related revenue is recognized. The amortization is included in Compensation and employee benefits on the Consolidated Statement of Operations.

The balances of the Company’s contract assets, costs to obtain and costs to fulfill on the Consolidated Balance Sheet are as follows:

December 31, 2025
Contract assets	$107,861
Costs to obtain	153,688
Costs to fulfill	21,502

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The amounts of the Company’s costs to obtain and costs to fulfill activity on the Consolidated Statement of Operations are as follows:

Year Ended December 31, 2025
Costs to obtain deferral	$50,504
Costs to obtain amortization	(31,843)
Costs to fulfill deferral	$129,334
Costs to fulfill amortization	(130,170)

4.	Business Combinations

For the year ended December 31, 2025, the Company made seven acquisitions and book purchases for an aggregate purchase price of $9,136, comprised of $4,874 of cash consideration and $4,262 of contingent earnouts. These acquisitions are included in the Retail and Specialty segments. The acquisitions were made primarily to expand the Company’s wholesale benefits, employee benefits and property and casualty insurance brokerage services and increase the number of sales professionals.

All acquisitions are accounted for in accordance with ASC 805 Business Combinations. The identifiable assets acquired, and liabilities assumed were recorded at fair value at the date of the acquisitions. Preliminary purchase price allocations are established at the time of the acquisitions and are reviewed within the first year of ownership, upon completion of an external valuation or for other required adjustments. Accordingly, amounts preliminarily allocated to goodwill and other intangible assets may be adjusted. Such amounts may be material and would primarily represent reclassifications between goodwill and other intangible assets.

Amounts allocated to tangible and intangible assets and goodwill from the acquisitions are as follows:

Year Ended December 31, 2025
Name	Date of Acquisition	Business Segment	Tangible Assets	Expiration Rights	Liabilities Assumed	Total Net Assets Acquired
Other	Various	Both	$905	$9,134	$(903)	$9,136

Total			$905	$9,134	$(903)	$9,136

Earnout Obligations

Certain acquisitions are structured with contingent purchase price obligations commonly referred to as earnouts. At December 31, 2025, the total undiscounted earnout obligations ranged from $14,088 to $16,915 with a best estimate of $15,463. The discounted liability for earnout obligations on the Consolidated Balance Sheet totaled $15,064 at December 31, 2025.

Acquisition-Related Costs

Acquisition related costs are primarily legal and other professional services included in Other operating expenses in the Consolidated Statement of Operations. For the year ended December 31, 2025, the Company incurred $620 of acquisition-related costs.

Divestiture

During the first quarter of 2025, the Company recognized a gain of $4,748 related to earnouts from the sale of the international business which took place in the first quarter of 2023. Such gain was recorded in Other non-operating income on the Consolidated Statement of Operations.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

5.	Supplemental Disclosures of Cash Flow Information

The following table represents supplemental cash flow information as well as non-cash investing and financing activities:

Year Ended December 31, 2025
Cash paid for interest and related fees	$301,172
Cash paid for income taxes:
Federal income tax	44,100
State income tax, net	14,067

Total cash paid for income taxes, net	$58,167

Non-cash investing and financing activities:
Estimated acquisition earnout obligations	$4,262
Accrued fixed asset purchases	1,232

The following table represents the balance in cash, cash equivalents and restricted cash:

December 31, 2025
Cash and cash equivalents	$309,095
Restricted cash included in Fiduciary assets	205,976

Total cash, cash equivalents, and restricted cash	$515,071

6.	Goodwill and Other Intangible Assets

The following table presents the Company’s changes in goodwill by reportable segment:

	Retail	Specialty	Total
Balance, January 1, 2025	$2,973,814	$781,432	$3,755,246

Balance, December 31, 2025	$2,973,814	$781,432	$3,755,246

Goodwill changes arise from acquisitions and purchase accounting adjustments during the first twelve months following the acquisition date. Goodwill adjustments may also arise from reclassifications with other intangible assets upon completion of acquired asset valuations, divestitures and impairments.

In the fourth quarter of 2025, the Company performed its annual review of goodwill and other intangible assets, as a result, there were no impairments noted for any of the Company’s reporting units.

The Company’s intangible assets by asset class were as follows:

December 31, 2025	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Weighted-Average Amortization Period
Expiration rights	$3,880,337	$(2,858,422)	$1,021,915	10.4 Years
Covenants not-to-compete	10,329	(9,729)	600	5.0 Years
Other intangibles	21,030	(7,274)	13,756	15.1 Years
Trade names	110,200	—	110,200	Indefinite

Total	$4,021,896	$(2,875,425)	$1,146,471

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The estimated amortization expense for the Company’s amortizable intangible assets for the next five years and thereafter is as follows:

Year	Amounts
2026	$370,225
2027	238,240
2028	135,456
2029	117,882
2030	48,119
Thereafter	126,349

Total amortization expense	$1,036,271

7.	Fair Value Measurements

The table below presents the fair value hierarchy for the financial assets and (liabilities) held by the Company:

	December 31, 2025
Assets at fair value:	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$309,095	$—	$—	$309,095
Fiduciary assets	325,187	—	—	325,187
Deferred compensation assets	—	204,451	—	204,451
Employee loan receivables	—	44,079	—	44,079
Derivative asset	—	73	—	73
Liabilities at fair value:
Acquisition earnout obligations	—	—	(15,064)	(15,064)
Deferred compensation liabilities	—	(204,003)	—	(204,003)
Post-employment compensation liability	—	—	(93,722)	(93,722)
Derivative liability	—	(2,235)	—	(2,235)

Deferred compensation asset values are comprised of the cash surrender values related to the underlying company-owned life insurance policies and mutual funds adjusted for market performance. Deferred compensation liabilities include obligations related to deferred compensation plans adjusted for market performance. The fair value is obtained based on observable market prices quoted in active markets for similar instruments.

The employee loan receivables have a 5-year principal balloon payment and a floating market interest rate updated annually and their outstanding value approximates market value.

The fair value of acquisition earnout obligations is based on the present value of the expected future payments to be made to the sellers of businesses acquired in accordance with the respective agreements, which is a Level 3 fair value measurement. In determining fair value, the Company uses computations based on financial projections developed by management. The estimated future earnout payments are based on the criteria and performance targets included in each purchase agreement. The earnout liabilities are discounted to present value using a risk-adjusted market rate of 10% for the year ended December 31, 2025. Changes in the acquired financial projections, assumptions for revenue growth and/or profitability, or the risk-adjusted discount rate, would result in a change in the fair value of recorded earnouts.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The table below presents the changes in fair value for earnout liabilities categorized as Level 3:

Year Ended December 31, 2025
Balance, beginning of period	$28,519
Net change recognized in earnings	2,829
Net additions	4,262
Payments	(21,580)
Discount accretion	1,034

Balance, end of period	$15,064

Movement in total gain relating to instruments held at the reporting date	$1,580

The table below presents the changes in fair value for the post-employment compensation liability categorized as Level 3:

Year Ended December 31, 2025
Balance, beginning of period	$89,644
Net change recognized in earnings	4,461
Payments	(5,569)
Discount accretion	5,186

Balance, end of period	$93,722

8.	Property and Equipment, Net

Property and equipment consisted of the following as of December 31:

2025
Software	$100,707
Computer hardware	47,537
Furniture and equipment	50,380
Leasehold improvements	34,372

232,996
Less: accumulated depreciation	(168,562)

Property and equipment, net	$64,434

9.	Long-Term Debt

The table below presents the Company’s debt obligations:

	Date Issued	Maturity Date	Issuance Amount	December 31, 2025
2024-C Term Loan Facility	September 29, 2023	September 29, 2030	$1,420,000	$1,388,263
2024-D Term Loan Facility	November 22, 2022	November 21, 2029	2,500,000	2,419,683
2023 Senior Notes	December 29, 2023	January 15, 2032	620,000	620,000
Revolving Credit Facility	May 16, 2017	December 21, 2029	—	—

Total debt				4,427,946
Current portion of long-term debt				(38,561)
Term loan and senior notes deferred financing costs				(42,045)
Term loan discount, long-term portion				(25,652)

Long-term debt				$4,321,688

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The aggregate maturities of debt obligations as of December 31, 2025 and for each of the next five years and thereafter are:

	Total	Year One	Year Two	Year Three	Year Four	Year Five	Thereafter
Term Loan Facilities	$3,807,946	$38,561	$38,561	$38,561	$2,360,232	$1,332,031	$—
2023 Senior Notes	620,000	—	—	—	—	—	620,000

Total debt, gross of discount	$4,427,946	$38,561	$38,561	$38,561	$2,360,232	$1,332,031	$620,000

Credit Facilities

The Company entered into a credit agreement dated May 16, 2017 (the “Credit Agreement”) to provide senior secured credit facilities (the “Credit Facilities”) that include an uncommitted incremental facility which, subject to certain conditions, will provide for additional term loans and/or revolving loans in an aggregate amount not to exceed the Maximum Incremental Facilities Amount as defined in the Credit Agreement. The obligations under the Credit Facilities are guaranteed by each of its wholly owned domestic restricted subsidiaries. Substantially all of the Company’s assets are pledged as collateral under the Credit Agreement. The Credit Agreement contains certain affirmative and negative covenants. The amounts outstanding under the Credit Agreement are subject to mandatory prepayment under specified circumstances, with a percentage of excess cash flows and certain cash proceeds from asset sales and debt issuances. The Credit Agreement was modified through an amendment dated June 15, 2023, which changed the reference rate from the Adjusted London Interbank Offered Rate (“LIBOR”) to Term Secured Overnight Financing Rate (“Term SOFR”) (as defined in the Credit Agreement).

2024-C Term Loan Facility

On September 29, 2023, the Company amended its Credit Agreement pursuant to a joinder agreement to provide for an incremental senior secured first lien term loan facility aggregating $1,420,000 maturing on September 29, 2030 (the “2023 Term Loan Facility”), consisting of a first funding of $820,000 on September 29, 2023 and a second funding of $600,000 on November 21, 2023. The 2023 Term Loan Facility was issued at a 0.25% discount.

During 2024, the Company amended the existing Credit Agreement pursuant to joinder agreements dated May 30, 2024, and December 23, 2024. These amendments established a new senior secured first lien term loan facility (the “2024-C Term Loan Facility”) to refinance the outstanding balance of the 2023 Term Loan Facility at lower rates as described below.

The 2024-C Term Loan Facility bears interest at an annual rate equal to, at the Company’s option, either the Term SOFR rate plus a margin of 2.25% or a base rate as defined by the Credit Agreement plus a margin of 1.25%. The 2024-C Term Loan Facility amortizes in quarterly installments in an amount equal to 0.25% of the principal amount with a final balloon payment due at maturity in an amount equal to the remaining principal amount of the loan outstanding on that date. The interest rate on the 2024-C Term Loan Facility was 5.92% at December 31, 2025.

2024-D Term Loan Facility

On November 22, 2022, the Company amended its Credit Agreement pursuant to a joinder agreement to provide for an incremental senior secured first lien term loan facility in an aggregate amount equal to $2,500,000 maturing on November 21, 2029 (the “2022 Term Loan Facility”).

During 2023 and 2024, the Company amended the existing Credit Agreement pursuant to joinder agreements dated December 20, 2023, June 21, 2024, and December 23, 2024. These amendments established a new senior secured first lien term loan facility (the “2024-D Term Loan Facility”) to refinance the outstanding balance of the 2022 Term Loan Facility at lower rates as described below.

The 2024-D Term Loan Facility bears interest at an annual rate equal to, at the Company’s option, either the Term SOFR rate plus a margin of 2.25% or a base rate as defined by the Credit Agreement plus a margin of 1.25%. The 2024-D Term Loan Facility amortizes in quarterly installments in an amount equal to 0.25% of the principal amount with a final balloon payment due at maturity in an amount equal to the remaining principal amount of the loan outstanding on that date. The interest rate on the 2024-D Term Loan Facility was 5.92% at December 31, 2025.

Revolving Credit Facility

The Credit Agreement, as amended in July 2021, provides a revolving credit line of $400,000 maturing on May 15, 2026 (the “Revolving Credit Facility”). The Revolving Credit Facility includes sub-limits for letters of credit and swing-line sub-facilities.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The joinder agreements entered in connection with the refinancing of the Company’s term loans dated May 30, 2024, and December 23, 2024 provided for (i) the extension of the maturity date of the Revolving Credit Facility to December 21, 2029 (subject to a springing maturity date of August 22, 2029 if an aggregate principal amount of more than $500,000 of the 2024-D Term Loan Facility is outstanding as of such date), and (ii) the reduction in the interest rate applicable to the Revolving Credit Facility as described below.

The Revolving Credit Facility bears interest at a current annual rate equal to, at the Company’s option, of either Term SOFR, subject to a floor of 0.00%, plus an applicable margin ranging between 1.75% and 2.25%, or the base rate, subject to a floor of 1.00%, as defined by the Credit Agreement plus an applicable margin ranging between 0.75% and 1.25%. The applicable margin is determined depending on certain first lien secured debt ratios as defined in the Credit Agreement. The Company also pays a commitment fee on the unused portion of the Revolving Credit Facility and certain fees for letters of credit issued. The interest rate on the Revolving Credit Facility was 6.57% at payoff date in April 2025. At December 31, 2025, the Company had two letters of credit issued and outstanding totaling $1,300 under the Revolving Credit Facility.

The Company paid off the $70,000 revolver balance in April 2025.

The Revolving Credit Facility contains financial covenant requirements to be tested quarterly only if the sum of (a) the aggregate principal amount of all Revolving Credit Loans and Swingline Loans plus (b) the aggregate Letter of Credit Obligations (other than (i) Cash Collateralized Letters of Credit and (ii) Letters of Credit, the aggregate Stated Amount of which do not exceed $20,000), exceeds 35.0% of the amount of the Total Revolving Credit Commitment (“Revolver”) (which is currently an amount equal to $140,000). If the financial covenant is in effect, as of the last day of any fiscal quarter for which the financial covenant is in effect, the Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio may not exceed 8.00:1.00. At December 31, 2025, the Company was in compliance with these covenants.

2023 Senior Notes

On December 29, 2023, USI issued $620,000 aggregate principal amount of Notes (the “2023 Senior Notes”) under an Indenture (the “Indenture”). The 2023 Senior Notes are fully and unconditionally guaranteed by each of the Company’s wholly owned domestic restricted subsidiaries that is a guarantor under the senior secured Credit Agreement. The 2023 Senior Notes are effectively subordinated to all USI’s secured obligations and rank senior in right of payment to all existing and future subordinated indebtedness of USI. The proceeds from the 2023 Senior Notes were used to redeem the Company’s $615,000 aggregate principal amount of 6.875% senior notes issued in April 2017 due May 1, 2025 (the “2017 Senior Notes”).

The 2023 Senior Notes will mature in 2032 and bear interest at a rate of 7.50% per annum, payable semiannually in arrears on January 15 and July 15 of each year, which began on July 15, 2024. The Company may redeem the 2023 Senior Notes at its option, in whole or in part, at a redemption price equal to 103.75% of the principal amount commencing 2027, 101.88% of the principal amount commencing 2028, and 100% of the principal amount commencing 2029, plus accrued and unpaid interest up to, but excluding the redemption date.

The Indenture contains covenants that, among other things, limit the Company’s ability to create liens on assets and restrict the Company’s ability to consolidate, merge or sell its assets. The Indenture also provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture and certain events of bankruptcy and insolvency. The Company was in compliance with these covenants at December 31, 2025.

Interest Rate Swap/Collar

On March 31, 2023, the Company entered into an interest rate swap agreement covering a notional amount of $700,000 of its floating rate debt that effectively converts the interest rate exposure from a 90-day Term SOFR rate to a fixed rate of 3.63% subject to a 0.5% floor through the maturity date of March 31, 2026. For the year ended December 31, 2025, the Company recognized a gain of $376, consisting of a realized gain of $4,262 and an unrealized loss of $3,886, within Interest expense in the Consolidated Statement of Operations. At December 31, 2025, the Company had a current derivative asset of $73 in Other current assets on the Consolidated Balance Sheet.

In March 2025, the Company entered into an interest rate collar agreement covering a notional amount of $525,000 with an interest rate cap of 4.79% and a floor of 3.00% (subject to a 0.50% minimum floor) with a maturity date of March 31, 2029. For the year ended December 31, 2025, the Company recognized an unrealized loss of $2,235 in Interest expense in the Consolidated Statement of Operations. At December 31, 2025, the Company had a current derivative liability of $275 in Other current liabilities and a non-current derivative liability of $1,960 in Other liabilities on the Consolidated Balance Sheet.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

10.	Employee Benefit Plans

401(k) Plan

The Company maintains a 401(k) Plan covering substantially all employees with at least one month of service. Under the 401(k) Plan, the first 6.0% of a participant’s contribution will be eligible for a discretionary employer match of 50.0% for each dollar contributed. The maximum employer match is 3.0% of a participant’s annual compensation. In addition, the employer match for “Highly Compensated Employees” will not exceed 3.0% of the compensation threshold set by the IRS to determine highly compensated status.

Following an acquisition, the Company may maintain the existing savings plans of acquired entities for a short period of time. The Company’s contributions to the 401(k) Plan for the year ended December 31, 2025 were $27,250 and are included in Compensation and employee benefits in the Consolidated Statement of Operations.

Non-Qualified Deferred Compensation Plan

The Company provides a non-qualified deferred compensation plan for its eligible employees and non-employee directors. The deferred compensation plan accepts voluntary contributions from participants, which earn returns based on participant-elected investments in various Company-owned life insurance policies and mutual funds offered in the plan. There are no employer contributions to the deferred compensation plan.

The majority of the deferred assets are invested in Company-owned life insurance policies. The fair value of these policies was $195,475 at December 31, 2025, and is included in Other assets on the Consolidated Balance Sheet. The deferred assets also include mutual fund investments totaling $8,976 for the year ended December 31, 2025. The long-term liability portion of the deferred compensation plan totaled $194,721 at December 31, 2025, and is reported in Other liabilities. The short-term portion which represents distributions due within the next twelve months totaled $9,282 at December 31, 2025, and is included in Other current liabilities on the Consolidated Balance Sheet.

Post-Employment Compensation Arrangement

On December 31, 2022, an indirect subsidiary of the Company acquired Rogers Benefit Group, Inc. (“RBG”). Prior to the acquisition, RBG had an existing post-employment compensation arrangement for retired employees, active employees, and potentially other employees in the future as they became eligible under the arrangement. This is not a qualified plan subject to the rules of the Employee Retirement Income Security Act. As part of the transaction, the Company amended the arrangement to discontinue the RBG post-employment compensation arrangement on December 31, 2022, for new participants but grandfathered the existing retired and active employees in the post-employment compensation arrangement. The estimated post-employment compensation arrangement obligation of $90,826 was established as a liability as part of the acquisition of RBG. The balance at December 31, 2025, was $93,722, of which $6,857 is included in Other current liabilities and $86,865 is included in Other liabilities on the Consolidated Balance Sheet.

11.	Stockholder’s Equity

Common Stock

At December 31, 2025, the authorized capital stock under the Company’s Amended and Restated Certificate of Incorporation was 1,000 shares, all of which were voting common stock, par value $0.01 per share, of which 100 shares were outstanding.

At December 31, 2025, the authorized capital stock under the Parent’s Amended and Restated Certificate of Incorporation was 500,000,000 shares, with a par value of $0.01 per share. At December 31, 2025, 204,665,379 of the Parent’s shares were outstanding, which included 203,573,533 of common shares and 1,091,846 of unvested restricted shares.

At December 31, 2025, the estimated fair value of the Parent’s common stock was $41.00 per share. The estimated fair value analysis, which includes assumptions such as projected earnings, market multiples, and peer comparison, was prepared by management.

On May 6, 2022, the Company announced the U Exchange program (“U Exchange”) which is designed to provide existing employee shareholders and retired employee shareholders of the Parent with liquidity opportunities to the extent a shareholder chooses to have a portion of their shares repurchased by the Parent. In addition, the program will provide eligible employees, who are accredited investors, an opportunity to purchase initial or additional shares of the Parent. The program has minimum and maximum limits and is subject to annual confirmatory approval from the Board of Directors. The Company anticipates U Exchange will be an annual buy/sell program, with the primary exchange window opening in the second quarter each year. In Q4 2025 there was a window open to allow for purchases only. Net subscriptions during the open periods in 2025 totaled $2,798.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

On May 6, 2022, the Company announced the U Direct program (“U Direct”), which is designed to provide existing U.S.-based employee shareholders of the Parent with an alternative liquidity option in the form of a loan. Loans will be on a recourse basis, secured by the shares of the Parent’s common stock owned by the employee borrower, beneficially or otherwise. The borrower will also have personal liability for the repayment. The U Direct Program excludes all stock options (whether vested or unvested) and unvested restricted shares. If an employee borrower defaults on any payment obligations, the Company may call the loan and repurchase the necessary shares at the current fair value to satisfy the principal amount plus accrued interest. Interest rates will be set by the Company at a level that will cover the Company’s cost of borrowing. Loans feature bi-weekly interest-only payments with a balloon payment due at maturity. Loans will be repayable on the earlier of the 5th anniversary of the loan date or 90 days after the employee borrower’s termination of employment. Employee borrowers may repay the loan at any time without a prepayment penalty. The Company anticipates U Direct will be an annual program with the window opening in the third quarter each year. Separately, the Company has issued a limited number of loans on similar terms, with interest deferred until maturity. The current interest rate is 6.23%. As of December 31, 2025, the total outstanding loan balances were $44,079, and interest receivable was $307. These balances are included in Other assets in the Consolidated Balance Sheet. Total interest income recognized was $2,140 for the year ended December 31, 2025, and is included in Other income on the Consolidated Statement of Operations.

The Sponsors and certain other investors have entered into a Stockholders Agreement, dated May 16, 2017, as amended, which contains agreements among the parties with respect to, among other things, governance rights, restrictions on the transfer of shares held by the Sponsors and certain registration rights with respect to such shares.

KKR, La Caisse and certain members of the Company’s management who have invested in the Parent (the “Management Stockholders”), have entered into a Management Stockholders’ Agreement, dated May 16, 2017, which contains agreements among the parties with respect to, among other things, restrictions on the transfer of shares held by the Management Stockholders and certain registration rights with respect to such shares.

12.	Stock-Based Compensation

Restricted Shares

The Company offers restricted shares of common stock of the Parent to sales professionals and certain employees to enable the Company to obtain and retain the services of these individuals (the “Peak Program”). Each calendar year, the Company sets forth the criteria for employees to qualify for these awards. Shares will cliff vest after a period of five years. At December 31, 2025, the shares outstanding under the Peak Program were 800,598. The Peak Program has a qualified retirement provision that allows the shares granted to continue to vest after retirement. The service period for which this expense is recognized is from grant date to issuance date.

On May 9, 2024, the Company amended the Peak Program to provide for the grant of restricted shares to sales professionals upon graduation from the sales training program for select small retail property & casualty and employee benefits lines (the “Select Graduates”), including a catch up for identified prior Select Graduates. Shares will cliff vest after a period of five years and there is no qualified retirement provision associated with these shares. As of December 31, 2025, the shares outstanding under the Peak Program to Select Graduates were 147,169.

On June 9, 2022, the Company announced a share program (the “Summit Share Program”) for non-sales employees tied to the annual USI Summit Awards program for performance. Under the Summit Share Program, employees are granted restricted shares of common stock of the Parent for winning a USI Summit Award three times, five times and ten times. Shares will cliff vest after a period of five years. At December 31, 2025, the shares outstanding under the Summit Share Program were 144,079. The Summit Share Program has a qualified retirement provision that allows the shares granted to continue to vest after retirement. The service period for which this expense is recognized is from grant date to the issuance date.

The total expense recorded for restricted shares for the year ended December 31, 2025, was $8,948.

The total income tax benefit recognized in the Consolidated Statement of Operations for stock-based compensation was $10,939 for the year ended December 31, 2025.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The following is a summary of the Company’s restricted shares activity and related information:

		Weighted-
	Number of	Average Grant
	Shares	Date Fair Value
Balance, January 1, 2025	1,094,715	$22.17
Granted	328,063	$35.52
Vested and called	(239,692)	$15.52
Forfeited	(91,240)	$26.82

Balance, December 31, 2025	1,091,846	$27.25

Stock Options

At December 31, 2025, the maximum number of options authorized for issuance under the Equity Incentive Plan (“Plan”) was approximately 31,900,000. At December 31, 2025, options outstanding under the plan were 25,696,922 of which 8,393,607 were unvested. Options vest over a five-year period with a combination of cliff vesting and graded vesting provisions. The options range in strike price from $10.00 to $41.00. Compensation expense is being recognized for all options on a straight-line basis over the estimated service period. The total expense recorded for option awards for the year ended December 31, 2025 was $16,123. The unrecognized expense for options outstanding at December 31, 2025 was $50,418.

The following is a summary of the Company’s stock options activity and related information:

		Weighted-	Weighted-
	Number of	Average Strike	Average	Aggregate
	Options	Price	Contractual Term	Intrinsic Value
Balance, January 1, 2025	26,908,156	$16.46
Granted	990,668	$39.09
Forfeited	(536,413)	$26.46
Exercised	(1,665,489)	$12.04

Balance, December 31, 2025	25,696,922	$17.41	2.4	$606,198

Exercisable at December 31, 2025	17,303,315	$11.59	2.0	$508,915

The fair values of stock option awards are based on the date of grant using the Black–Scholes option valuation model, which uses the assumptions set forth in the table below:

2025
Risk-free interest rate	3.6% - 4.5%
Dividend yield	0.0%
Volatility factor of the Company’s common stock	34.0%
Average expected life of option	4.1 - 5.1 years
Weighted-average Black-Scholes value	$13.38

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

13.	Income Taxes

The income tax expense (benefit) consisted of the following:

Year Ended
December 31, 2025
Current tax provision:
Federal	$50,628
State	14,698

Total current provision	65,326

Deferred tax benefit:
Federal	(51,142)
State	(6,958)

Total deferred tax benefit	(58,100)

Total income tax expense	$7,226

Income taxes recorded by the Company related to continuing operations differ from the amounts computed by applying the statutory U.S. federal tax rate to the income before income taxes. Significant reconciling items were as follows:

	Year Ended December 31, 2025
	Amount	%
Federal income tax expense	$14,290	21.0%
State income tax expense, net	5,566	8.2%
Acquisition-related tax obligation	(2,733)	(4.0)%
Change in valuation allowance	(388)	(0.6)%
Stock compensation	(8,835)	(13.0)%
Deferred compensation	(4,630)	(6.8)%
Non-deductible meals and entertainment	2,623	3.9%
Other	1,333	1.9%

Total income tax expense	$7,226	10.6%

State taxes primarily relate to the Company’s operations in Pennsylvania and Texas, which collectively account for more than 50% of the state income tax component of the rate reconciliation.

The consolidated effective tax rate for the year ended December 31, 2025 was 10.6%.

Deferred income taxes reflect the impact of temporary differences between the values recorded for financial reporting purposes and values utilized for measurement in accordance with current tax laws.

At December 31, 2025, the Company’s Net DTLs totaled $1,164. The Company is required to reduce DTAs by a valuation allowance to the extent that, based on the weight of available evidence, it is “more likely than not” (i.e., a likelihood of more than 50%) that any DTAs will not be realized. Recognition of a valuation allowance would decrease reported earnings on a dollar-for-dollar basis in the year in which any such recognition was to occur. The determination of whether a valuation allowance is appropriate requires the exercise of management’s judgment. In making this judgment, management is required to weigh the positive and negative evidence as to the likelihood that the DTAs will be realized.

In connection with the Wells Fargo Insurance acquisition in 2017, the Company acquired a future tax benefit related to compensation for service previously provided by Wells Fargo Insurance employees. Under the purchase agreement, the Company agreed to pass through to the seller any federal income tax benefit associated with this compensation when the benefit is realized by the Company after the filing of its federal tax return. As a result of this agreement, the Company has recorded a DTA of $20,232 at December 31, 2025, which is netted within the Company’s net DTL balances. Corresponding liabilities of $21,105 are included in other liabilities on the December 31, 2025 consolidated Balance Sheet. The change in the value of the DTA will be recorded as a component of deferred income tax expense while the change in the liability will be recorded as Other non-operating income.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The tax effects of the significant temporary differences giving rise to the Company’s net deferred tax liabilities were as follows:

December 31, 2025
Deferred tax liabilities:
Intangible assets	$260,075
Accounts receivable	66,740
Operating lease right-of-use assets	32,938
Property and equipment	12,710

Total deferred tax liabilities	372,463

Deferred tax assets:
Deductable business interest expense limitation	168,142
Accrued compensation and benefits	128,553
Operating lease liabilities	37,349
Acquisition-related future compensation	20,232
Federal and state NOL carry-forwards	6,135
Accrued legal and claims reserve	4,467
Allowance for bad debts and other reserves	3,089
Tax credit	424
Other	5,277

Total deferred tax assets	373,668

Less: valuation allowance	(2,369)

Deferred tax liabilities, net	$1,164

At December 31, 2025, the Company had $6,297 of federal NOL carry-forwards.

At December 31, 2025, the Company had state NOL and tax credit carry-forwards of approximately $174,920. Such loss and credit carry-forwards will expire from 2026 to 2045. The amount of state NOL carry-forwards for which a valuation allowance has been provided is $55,268 at December 31, 2025.

During the year ended December 31, 2025, the Company did not recognize any expenses for interest and penalties within income tax expense. The Company had no interest and penalties accrued as of December 31, 2025. As of December 31, 2025, the Company expects no net adjustment to the unrecognized tax positions within the next twelve months.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2021. At December 31, 2025, there were no liabilities recorded for unrecognized tax benefits.

14.	Lease Commitments

All of the Company’s operating lease right-of-use assets and operating lease liabilities represent real estate leases for office space used to conduct the Company’s business.

Lease costs for operating leases consists of the lease payments, inclusive of lease incentives and are recognized on a straight-line basis over the lease term. Included in lease expense are any variable lease payments incurred in the period that were not included in the initial lease liability. Lease costs are included in Other operating expenses in the Consolidated Statement of Operations.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

The following table represents components of lease cost for operating leases:

Year Ended
December 31, 2025
Lease cost	$39,970
Variable lease cost	12,240
Short-term lease cost	2,888
Lease impairments & adjustments	(247)

Operating lease cost	54,851
Sublease income	(1,858)

Total lease cost, net	$52,993

Supplemental cash flow information related to leases was as follows:

Year Ended
December 31, 2025
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$47,875
Right-of-use assets obtained in exchange for operating leases liabilities	27,819

Supplemental balance sheet information related to leases was as follows:

December 31, 2025
Assets:
Operating lease right-of-use assets	$125,814

Total assets	$125,814

Liabilities:
Accrued expenses - current portion of operating lease liabilities	$35,311
Long-term operating lease liabilities	107,705

Total liabilities	$143,016

Weighted average remaining lease term in years - operating leases	4.4 years
Weighted average discount rate - operating leases	2.59%

The maturity analysis of the lease liabilities by fiscal year at December 31, 2025 for the Company’s operating leases are as follows:

Year	Amounts
2026	$38,645
2027	36,021
2028	28,265
2029	20,894
2030	15,524
Thereafter	13,091

Total undiscounted future lease payments	152,440
Less: Imputed interest	(9,424)

Present value of lease payments	$143,016

As of December 31, 2025, there were leases that have not yet commenced that have been signed by the Company with future lease commitments totaling $9,417.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

15.	Related Party Transactions

On May 16, 2017, USI changed ownership from Onex Corporation to the Sponsors (the “Transaction”). In connection with the Transaction, the Company entered into a monitoring agreement with entities affiliated with KKR and La Caisse to provide advisory, consulting and financial services to the Company. The annual advisory fee will be a pro rata split between the parties based on their share ownership and increases by 5% annually on each anniversary of the Transaction. The Company recognized expenses of $5,103 related to the monitoring agreement for the year ended December 31, 2025. These expenses are included in Other operating expenses in the Consolidated Statement of Operations.

At December 31, 2025, KKR Credit Advisors (US) LLC, an affiliate of one of the Company’s Sponsors, held $5,607, or less than 1%, of the Company’s total Term Loans.

As a result of certain acquisitions, the Company assumed operating leases in buildings owned fully or partially by related parties. For the year ended December 31, 2025, the Company incurred $622 in rent expense relating to these leases.

For the year ended December 31, 2025, approximately 60% of the Company’s acquisition earnout obligations were payable to current employees of the Company.

On May 6, 2022, the Company announced the U Direct program which provides existing U.S.-based employee shareholders of the Parent with an alternative liquidity option in the form of a loan. Refer to Note 11 on these Audited Consolidated Financial Statements for additional information.

16.	Business Concentrations

For the year ended December 31, 2025, approximately 42% of the Company’s revenues were recorded in offices in the states of Texas, New York, Florida, California, and Pennsylvania. Accordingly, the occurrence of adverse economic conditions or an adverse regulatory climate in these states could have a material adverse effect on the Company. However, the Company believes, based on its diversified customer base and product lines within the states in which it operates, that there is minimal risk of a material adverse occurrence due to the concentration of operations in these states.

17.	Commitments and Contingencies

Legal Matters

The Company is subject to various claims, lawsuits and proceedings that arise in the normal course of business. These matters principally consist of alleged errors and omissions in connection with the placement of insurance and rendering administrative or consulting services and are generally covered in whole or in part by insurance. Except as discussed below, the Company does not believe it is a party to any claims, lawsuits or legal proceedings that will have a material adverse effect on its consolidated financial condition and results of operations. Where it is determined, in consultation with internal and external counsel that are handling the Company’s defense in these matters and based upon a combination of litigation and settlement strategies, that a loss is probable and estimable in a given matter, the Company establishes an accrual. In all pending litigation matters, the Company believes it has accrued adequate reserves. The Company continuously monitors any proceedings as they develop and adjusts its accruals and disclosures as needed.

18.	Segment Information

The Company has identified two reportable segments: Retail and Specialty.

The Retail segment offers property and casualty insurance, group health, life and disability insurance. The Retail segment generates revenues through commissions paid by insurance underwriters and through fees charged to its clients. The Company’s brokers, agents and administrators act as intermediaries between insurers and their customers, and the Company does not assume underwriting risks.

The Specialty segment offers programs, wholesale, associations, retirement products and consulting services and employee benefit wholesale products. Revenues are generated through commissions paid by insurance underwriters and through fees paid by clients on a negotiated per-claim or per-service fee basis.

USI, INC., AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

Corporate includes expenses related to corporate management, human resources, legal, capital planning, information technology and finance that are not included in assessing segment performance but are included in reported consolidated results. Corporate also holds the Company’s debt. The information presented below shows the results of operations for the two reportable segments and Corporate as a reconciliation to consolidated amounts.

The Company’s Chief Executive Officer, as the Company’s Chief Operating Decision Maker, regularly evaluates segment performance and makes resource allocation decisions based on segment revenue and operating margin.

	Year Ended December 31, 2025
	Retail	Specialty	Corporate	Total
Revenues:
Net commissions and fees	$2,109,454	$518,249	$—	$2,627,703
Contingents and supplementals	242,860	19,378	—	262,238
Other income	53,017	5,718	23,321	82,056

Total revenues	2,405,331	543,345	23,321	2,971,997
Expenses (income):
Compensation and employee benefits	1,503,393	334,482	58,672	1,896,547
Acquisition-related retention and buydown bonuses	7,469	2,649	29	10,147
Stock-based compensation	16,672	2,099	6,300	25,071
Other operating expenses	208,708	53,942	26,016	288,666
Amortization of intangible assets	290,114	84,519	—	374,633
Depreciation	25,849	7,071	848	33,768
Earnout adjustments and accretion of discount	1,473	2,390	—	3,863
Interest expense	—	—	319,225	319,225
Other non-operating (income) expense	(38,422)	(10,745)	1,198	(47,969)

Total expenses	2,015,256	476,407	412,288	2,903,951

Income (loss) before income taxes	$390,075	$66,938	$(388,967)	$68,046

Total assets at December 31, 2025	$5,315,718	$1,504,994	$709,077	$7,529,789

19.	Subsequent Events

The Company evaluated subsequent events from December 31, 2025, through February 27, 2026, the date the audited Consolidated Financial Statements were originally issued. In connection with the reissuance of these Consolidated Financial Statements the Company performed an additional evaluation of subsequent events through August 21, 2026, the date the Consolidated Financial Statements were reissued.

In February and May 2026, the Board declared quarterly cash dividends and dividend equivalents of $0.50 per share. The Company paid an aggregate of $211,466 in dividends and dividend equivalents associated with these declarations.

On August 5, 2026, the Board declared (i) an ordinary cash dividend of $0.50 per share on all issued and outstanding shares of common and restricted stock to shareholders of record as of the close of business on August 6, 2026 (the “Dividend Record Date”) and (ii) a cash dividend equivalent of $0.50 per options outstanding on the Dividend Record Date. The cash dividend and cash dividend equivalent is payable on or about August 21, 2026, except that the cash dividend on unvested restricted shares and the cash dividend equivalent on unvested stock options will each be payable promptly following vesting.